                                                                    EXHIBIT 99.3


                           THE INTERCEPT GROUP, INC.

                               AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1998, AND 1999

                               TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

         Consolidated Balance Sheets as of December 31, 1998 and 1999

         Consolidated Statements of Operations for the Years Ended December 31, 1997, 1998, and 1999

         Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1997, 1998, and 1999

         Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1998, and 1999


NOTES TO FINANCIAL STATEMENTS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To The InterCept Group, Inc.:


We have audited the accompanying consolidated balance sheets of THE INTERCEPT GROUP, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The InterCept Group, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP


Atlanta, Georgia
December 13, 2000

                  THE INTERCEPT GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                  December 31,              December 31,
                          ASSETS                                     1998                      1999
-------------------------------------------------------------  --------------------      -----------------
CURRENT ASSETS:
   Cash and cash equivalents                                   $       3,496             $       2,145
   Accounts receivable, less allowance for doubtful
      accounts of $170 and $386 in 1998 and 1999,                      3,902                     9,099
      respectively
   Deferred tax assets                                                    80                     1,956
   Inventory, prepaid expenses, and other                              1,358                     2,810
                                                               -------------             -------------
            Total current assets                                       8,836                    16,010

PROPERTY AND EQUIPMENT, net                                            8,188                    11,662

INTANGIBLE ASSETS,  net                                                4,661                    20,600


ADVANCES TO AFFILIATE (Note 14)                                            0                    10,957
INVESTMENT IN AFFILIATE (Note 4)                                           0                    40,446

OTHER NONCURRENT ASSETS                                                  329                     1,220
                                                               -------------             -------------
                                                               $      22,014             $     100,895
                                                               =============             =============
            LIABILITIES AND SHAREHOLDERS'
                        EQUITY
-------------------------------------------------------------

CURRENT LIABILITIES:
   Current maturities of notes payable                         $          95             $         154
   Notes payable to related party                                        300                         0
   Accounts payable and accrued liabilities                            2,138                     4,597
   Accrued income taxes                                                   99                     1,790
   Deferred revenue                                                    1,147                     5,777
                                                               -------------             -------------
            Total current liabilities                                  3,779                    12,318

NOTES PAYABLE, less current portion                                      211                    12,669
DEFERRED TAX LIABILITY                                                   254                    22,633
DEFERRED REVENUE                                                           0                       440
                                                               -------------             -------------
            Total liabilities                                          4,244                    48,060

MINORITY INTEREST                                                         57                       175

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
   Preferred stock, no par value; 1,000,000 shares
      authorized,  none issued and outstanding at
      December 31, 1998 and 1999                                           0                         0
   Common stock, no par value; 50,000,000 shares
      authorized, 9,581,039 and 10,450,472 shares
      issued and outstanding at December 31, 1998 and                 17,542                    42,657
      1999, respectively
   (Accumulated deficit) retained earnings                               (15)                    9,911
   Accumulated other comprehensive income                                186                        92
                                                               -------------             -------------
            Total shareholders' equity                                17,713                    52,660
                                                               -------------             -------------
                                                               $      22,014             $     100,895
                                                               =============             =============

   The accompanying notes are an integral part of these consolidated balance sheets.

                           THE INTERCEPT GROUP, INC.

                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                               1997           1998          1999
                                                                            ----------      --------      --------
REVENUES:
   Service fee income                                                       $  20,762       $ 25,265      $ 39,677
   Data communications management income                                        3,119          3,772         5,163
   Equipment and product sales, services, and other                             4,312          4,233         7,519
                                                                            ---------       --------      --------
            Total revenues                                                     28,193         33,270        52,359
                                                                            ---------       --------      --------
COSTS OF SERVICES:
   Cost of service fee income                                                   6,378          7,465        11,145
   Cost of data communications management income                                2,412          2,555         3,561
   Cost of equipment and product sales, services and other                      3,335          3,567         5,746
                                                                            ---------       --------      --------
            Total costs of services                                            12,125         13,587        20,452

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                                  12,798         13,589        20,992

DEPRECIATION AND AMORTIZATION                                                   1,496          1,579         4,462

LOSS ON IMPAIRMENT OF INTANGIBLES                                                 727              0             0

                                                                            ---------       --------      --------
            Total operating expenses                                           27,146         28,755        45,906
                                                                            ---------       --------      --------

OPERATING INCOME                                                                1,047          4,515         6,453

INTEREST EXPENSE                                                                 (776)          (376)         (718)

INTEREST AND OTHER INCOME, net                                                    151            161        39,890
                                                                            ---------       --------      --------
INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST                    422          4,300        45,625

PROVISION FOR INCOME TAXES                                                        721          1,632        20,212

EQUITY IN LOSS OF AFFILIATE                                                         0              0       (15,352)
MINORITY INTEREST IN LOSS (INCOME) OF CONSOLIDATED SUBSIDIARY                      39            (89)         (120)
                                                                            ---------       --------      --------
NET (LOSS) INCOME BEFORE PREFERRED DIVIDENDS                                     (260)         2,579         9,941

PREFERRED DIVIDENDS                                                               (32)           (16)            0
                                                                            ---------       --------      --------
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS                            (292)         2,563         9,941
                                                                            ---------       --------      --------
OTHER COMPREHENSIVE INCOME, net of tax:
   Unrealized holding gains (losses) arising during period                          0            186           (94)
                                                                            ---------       --------      --------
            Total comprehensive (loss) income                               $    (292)      $  2,749      $  9,847
                                                                            =========       ========      ========
NET (LOSS) INCOME PER COMMON SHARE:
   Basic                                                                    $   (0.04)      $   0.30      $   0.99
                                                                            =========       ========      ========
   Diluted                                                                  $   (0.04)      $   0.30      $   0.94
                                                                            =========       ========      ========

 The accompanying notes are an integral part of these consolidated statements.

                           THE INTERCEPT GROUP, INC.

                               AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                              Unrealized       Retained
                                                                                                Holding        Earnings
                                                                            Common Stock        Gains on     (Accumulated
                                                                       --------------------
                                                                        Shares      Amount     Investments     Deficit)     Total
                                                                       --------    --------   -------------  ------------  -------
BALANCE, December 31, 1996                                            7,082,614    $ 3,142         $  0       $(1,763)     $ 1,379

  Distributions for taxes to shareholders of pass-through entities            0          0                       (597)        (597)
  Reclassification of accumulated deficit upon conversion to a
     C corporation                                                            0        (11)           0            11            0
  Issuance of common stock                                                    0          6            0             0            6
  Net loss attributable to common shareholders                                0          0            0          (292)        (292)
  Pro forma tax provision                                                     0          0            0           152          152
                                                                     ----------    -------         ----       -------      -------
BALANCE, December 31, 1997                                            7,082,614      3,137            0        (2,489)         648

  Net income attributable to common shareholders                              0          0            0         2,563        2,563
  Common stock dividends                                                      0          0            0           (81)         (81)
  Distributions for taxes to shareholders of pass-through entities            0          0            0            (8)          (8)
  Preferred stock premium paid                                                0        (40)           0             0          (40)
  Initial public offering proceeds, net of expenses                   2,498,425     14,445            0             0       14,445
  Other comprehensive income                                                  0          0          186             0          186
                                                                     ----------    -------         ----       -------      -------
BALANCE, December 31, 1998                                            9,581,039     17,542          186           (15)      17,713

  Issuance of common stock in connection with exercise of stock
      options                                                            25,416         74            0             0           74
  Net income attributable to common shareholders                              0          0            0         9,941        9,941
  Common stock dividends                                                      0          0            0           (15)         (15)
  Other comprehensive loss                                                    0          0          (94)            0          (94)
  Issuance of common stock                                              844,017     11,998            0             0       11,998
  Income tax benefits related to exercises of stock options                   0        129            0             0          129
  Gain related to stock issuance of Netzee subject to put option              0     12,914            0             0       12,914
                                                                     ----------    -------         ----       -------      -------
 BALANCE, December 31, 1999                                          10,450,472    $42,657         $ 92       $ 9,911      $52,660
                                                                     ==========    =======         ====       =======      =======

 The accompanying notes are an integral part of these consolidated statements.

                           THE INTERCEPT GROUP, INC.

                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                     Years ended December 31,
                                                                                  1997         1998          1999
                                                                                 ------       ------        ------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income before preferred dividends                                 $  (260)     $ 2,579      $  9,941
   Adjustments to reconcile net (loss) income to net cash provided by operating activities:
         Depreciation                                                               740        1,251         1,920
         Amortization                                                               756          328         2,542
         Loss on impairment of intangibles                                          727            0             0
         Loss on disposal of property and equipment                                   0           35             0
         Minority interest in income (loss) of consolidated subsidiary              (39)          89           120
         Deferred income tax (benefit) provision                                    (15)         797        14,259
         Pro forma tax expense                                                      152            0             0
         Gain due to Netzee equity transactions (Note 3)                              0            0       (38,920)
         Equity in loss of affiliate                                                  0            0        15,352
         Stock compensation charge                                                    0            0           480
         Changes in operating assets and liabilities, net of effects of purchase acquisitions:
               Accounts receivable                                                   97         (350)       (2,363)
               Inventory, prepaid expenses, and other                               (23)        (678)          619
               Other assets                                                         (67)          (4)          (51)
               Accounts payable and accrued expenses                                297       (1,051)          167
               Deferred revenue                                                      67           (2)          538
                                                                                -------      -------      --------
                 Net cash provided by operating activities                        2,432        2,994         4,604
                                                                                -------      -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES, net of effects of purchase acquisitions:
      Decrease in note receivable                                                   413           20            17
      Advances to affiliate, net                                                      0            0       (10,957)
      Capital contributions to affiliate                                              0            0          (155)
      Purchases of property and equipment, net                                   (1,477)      (5,095)       (4,937)
      Additions to capitalized software                                               0         (323)         (539)
      Purchase of businesses, net of cash acquired                                    0       (3,220)       (1,222)
      Increase in investments                                                       (50)           0          (240)
                                                                                -------      -------      --------
                 Net cash used in investing activities                           (1,114)      (8,618)      (18,033)
                                                                                -------      -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES, net of effect of purchase acquisitions:
      Proceeds from notes payable and line of credit                                580            0        45,331
      Payments on notes payable and line of credit                                 (574)      (7,052)      (33,312)
      Distributions for taxes to shareholders of pass-through entities             (597)          (8)            0
      Proceeds from issuance of common stock, net of expenses                         6       14,445            74
      Income tax benefit related to exercise of stock options                         0            0           129
      Retirement of preferred stock                                                   0         (440)            0
      Payment of preferred dividends                                                (32)         (16)            0
      Payment of common dividends                                                     0          (81)          (15)
      Debt issuance costs                                                             0          (95)         (129)
                                                                                -------      -------      --------
                 Net cash (used in) provided by financing activities               (617)       6,753        12,078
                                                                                -------      -------      --------
NET INCREASE (DECREASE) IN CASH                                                     701        1,129        (1,351)

CASH, beginning of year                                                           1,666        2,367         3,496
                                                                                -------      -------      --------
CASH, end of year                                                               $ 2,367      $ 3,496      $  2,145
                                                                                =======      =======      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                                       $   733      $   397      $    750
                                                                                =======      =======      ========
   Cash paid for income taxes                                                   $   380      $ 1,067      $  3,989
                                                                                =======      =======      ========
   Non-cash investing activities:
      InterCept common stock issued for acquisitions, 844,017 shares            $     0      $     0      $ 11,998
      Netzee common stock issued for acquisitions, 6,016,137 shares             $     0      $     0      $ 69,086

 The accompanying notes are an integral part of these consolidated statements.

                           THE INTERCEPT GROUP, INC.

                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1998 AND 1999

1.   ORGANIZATION AND NATURE OF BUSINESS

          The InterCept Group, Inc., ("InterCept"), is a single-source provider of a broad range of technologies, products and services that work together to meet the electronic commerce and operating needs of community financial institutions. InterCept focuses on serving community financial institutions in the U.S. with assets of less than $500 million. Over 1,400 of these community financial institutions have contracted with InterCept for one or more of our technologies, products and services, which include electronic funds transfer transactions, core bank processing systems, check imaging systems and data communications management networks, as well as services related to each of these products and systems.

          In June 1998, InterCept completed the initial public offering of its common stock. Proceeds to InterCept from the offering (after deducting expenses related to the offering) were approximately $14.4 million (including proceeds from the underwriters' overallotment option which was exercised in July 1998). Proceeds of the offering were used to pay certain debt, pay obligations owed to a former officer of InterCept, enhance and expand InterCept's frame relay network, redeem shares of preferred stock and for general working capital needs, including acquisitions.

          InterCept was incorporated on April 30, 1996 and has made several acquisitions since inception. See Note 3 for a discussion of these acquisitions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

          The consolidated financial statements include the accounts of InterCept and its wholly owned subsidiaries ProVesa Services, Inc., InterCept Switch, Inc. LEV Acquisition Corp, InterCept Communications Technologies, Inc., and ACE Acquisition Corp as of December 31, 1999. In addition, ProImage, Inc., a corporation in which ProVesa has a 67% ownership interest as of December 31, 1999, has been consolidated in InterCept's consolidated financial statements since its inception, due to Intercept's control of ProImage. Management of InterCept retains responsibility for all day-to-day operations of ProImage and has and will continue to provide complete financial support for ProImage due to legal limitations on the other shareholder's ability to fund losses. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest in income represents the minority shareholder's proportionate share of the equity and earnings of ProImage. In the third quarter of 1999, Direct Access Interactive, Inc., one of InterCept's wholly owned subsidiaries, issued shares of its common stock in connection with several transactions discussed in Note 3. Direct Access was then merged into a new subsidiary, Netzee, Inc., which issued additional shares of common stock on September 3, 1999 as discussed in Note 3. As a result of these transactions, InterCept's ownership percentage in Netzee decreased to approximately 49%. InterCept has accounted for its investment in Netzee after September 3, 1999 under the equity method, under which the operations of Netzee are recorded on a single line item in the statements of operations, "equity in loss of affiliate." Because InterCept provided unlimited funding to Netzee until completion of their initial public offering in November 1999, all of Netzee's losses prior to the completion of the offering are included in that line item rather than InterCept's relative percentage of those losses. Following the completion of the initial public offering InterCept has recorded only our relative percentage of Netzee's net losses. As of December 31, 1999 InterCept owned approximately 37% of Netzee's common stock.

     Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents

          InterCept considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents.

     Marketable Securities

          Marketable securities totaled $350,000 and $200,000 at December 31, 1998 and 1999, respectively, and are included in inventory, prepaid expenses, and other current assets on the accompanying consolidated balance sheets. InterCept categorizes all of its investment securities as available-for-sale, which are recorded at fair value. Unrealized gains and losses on available-for-sale securities are reported net of tax effects as adjustments to shareholders' equity (deficit) and as a component of comprehensive income. Realized gains and losses and declines in value judged to be other than temporary are included in InterCept's results of operations. The cost of securities sold is based on the specific identification method.

     Property and Equipment

          Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Major additions and improvements are charged to the property accounts, while replacements, maintenance and repairs which do not improve or extend the lives of respective assets are expensed in the current period. Estimated useful lives for InterCept's assets are as follows:

          Building and improvements               5 to 31 years
          Machinery and equipment                 3 to 30 years
          Furniture and office equipment          5 to 10 years
          Software licenses                       3 to  5 years

     Intangible Assets

          Intangible assets include goodwill, customer contracts, capitalized product technology, and workforce in place. InterCept periodically evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the related asset. If the amount of such estimated undiscounted future cash flow is less than the net book value of the asset, the asset is written down to the amount of the estimated undiscounted future cash flow.

     Goodwill

          Goodwill represents the excess of the purchase price over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is amortized on a straight-line basis over periods of 5 to 40 years.

     Customer Contracts

          In connection with certain of InterCept's acquisitions, InterCept allocated a portion of the purchase price to acquired customer contracts based on a discounted cash flow analysis of the applicable contracts. The estimated fair values attributed to the contracts is being amortized over a period of 18 months to 5 years, which represents the estimated average remaining life of the contracts.

     Product Technology

          Product technology represents software acquired as well as capitalized software development costs for software to be sold. Product technology is amortized on a straight-line basis over five years.

          InterCept capitalizes software-development costs incurred from the time technological feasibility of the software is established until the software is saleable. These costs are amortized on a straight-line basis over five years, the estimated economic life of the software. Amortization of capitalized software development costs begins as products are made available for sale or as the related product is put into use.

          Amortization expense totaled approximately $30,000, $54,000 and $140,000 in 1997, 1998, and 1999, respectively. Research and development costs and maintenance costs related to software development are expensed as incurred.

     Segment Reporting

          InterCept does not disclose segment information as it believes it has only one segment. InterCept offers its multiple products and services to the same customer base of financial institutions. Additionally, management reviews company performance on a consolidated level rather than on a product or service level.

     Revenue Recognition

          Revenues include service fees, data communication management fees, equipment sales, installation and maintenance, software license fees, and software maintenance. Service fee income and data communication management fees are recognized as services are performed. Revenue from equipment sales and installations is recognized upon installation of the product, and any related maintenance revenue is recognized ratably over the period during which the services are performed. Revenue from software sales is recognized in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition." Hardware and installation revenue is recognized upon installation, and license and maintenance fees are recognized over the term of the license and maintenance period. InterCept sells certain of its software products under five-year, sales-type lease agreements through which customers pay five equal advance payments. These leases incorporate the initial installation and ongoing license fee for five years. Revenue for all lease agreements, with the exception of revenue attributable to equipment, which is recognized upon installation, is deferred and recognized ratably over the period of the lease.

     Minimum lease payments receivable

          As noted above, InterCept sells certain software products under sales-type leases. At December 31, 1999, future minimum lease payments receivable under non-cancelable leases are as follows (in thousands):

          2000                                                       $  138
          2001                                                          138
          2002                                                          138
          2003                                                          115
                                                                     ------
            Total minimum lease payments receivable                     529
          Less amount representing interest                             (77)
                                                                     ------
            Present value of net minimum lease payments receivable      452
          Less current maturities of lease payments receivable         (104)
                                                                     ------
          Capital lease payments receivable                          $  348
                                                                     ======

          The current and noncurrent portion of the lease payments receivable is included in accounts receivable and other assets, respectively, in the accompanying consolidated balance sheets.

     Deferred Revenue

          Deferred revenue represents the liability for advanced billings to customers primarily related to license fees and maintenance contracts. Such amounts are recognized as revenue when the related services are performed.

     Long-Lived Assets

          InterCept reviews its long-lived assets for impairment at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. Management periodically evaluates the intangible assets related to each acquisition individually to determine whether an impairment has occurred. An impairment is recognized when the discounted future cash flows estimated to be generated by the acquired business are not sufficient to recover the unamortized balance of the intangible asset, with the amount of any such deficiency charged to income in the current year. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences.

          In December 1997, InterCept wrote off the costs of certain product technology totaling $191,000, as the software was not Year 2000 compliant and InterCept decided not to further develop or support the software. InterCept also reviewed the realizability of goodwill recorded on a 1996 acquisition as this acquisition had operating losses for 1997 that significantly exceeded budgeted amounts. This acquired company was unsuccessful in implementing its sales plan to targeted customers, and InterCept anticipated that the acquired company would continue to incur operating losses for the foreseeable future. Based on the current and projected losses, InterCept determined that the goodwill was impaired and, accordingly, recorded a $536,000 charge to operating income.

     Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          In the event the future tax consequences of differences between the financial reporting bases and the tax bases of InterCept's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax-planning strategies.

          The income or loss of InterCept Communications Technologies was included in the income tax returns of the members of the limited liability company until October 31, 1997, in accordance with the provisions of the Internal Revenue Code. The income tax provision for the year ended December 31, 1997 includes pro forma taxes of $152,000 as if InterCept Communications Technologies had been a C corporation for the entire period. In connection with the change in tax status of InterCept Communications Technologies in 1997 to a C corporation, an accumulated deficit of $11,000 was reclassified from accumulated deficit to common stock in the accompanying statement of shareholders' equity.

     Fair Value of Financial Instruments

          The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

     Advertising Costs

          InterCept expenses all advertising costs as incurred.

     Sources of Supplies

          InterCept voluntarily uses a single vendor for routing equipment issued in InterCept's communications network. However, if the vendor were unable to meet InterCept's needs, management believes that other sources for this equipment exist on similar terms and that operating results would not be affected.

     Net (Loss) Income Per Common Share

          Basic earnings per share are computed based on the weighted average number of total common shares outstanding during the respective periods. Diluted earnings per share are computed based on the weighted average number of total shares of common stock outstanding, adjusted for common stock equivalents.

     Comprehensive Income

          Comprehensive income is the total of net income and all other non-owner changes in shareholders' (deficit) equity. For the year ended December 31, 1997, there were no non-owner changes in shareholders' (deficit) equity. For the year ended December 31, 1998, other comprehensive income consists of unrealized holding gains on marketable securities of $300,000, net of related tax effects of $114,000. For the year ended December 31, 1999, other comprehensive income consists of unrealized holding losses on marketable securities of $150,000, net of related tax effects of $56,000. There were no gains realized on marketable securities in net (loss) income for the years ended December 31, 1997, 1998, and 1999, and thus there were no reclassification adjustments to comprehensive income.

     New Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. InterCept will be required to adopt the new statement on January 1, 2001. InterCept does not expect SFAS No. 133 to have a significant impact on the financial statements.

3.   Acquisitions

          On January 31, 1998, InterCept acquired all of the outstanding shares of InterCept Communications Technologies in exchange for 2,741,029 shares of common stock of InterCept. The transaction was accounted for as a pooling of interests. The results of operations of InterCept Communications Technologies have been included in the accompanying financial statements for all periods presented.

          On August 4, 1998, InterCept acquired certain assets and assumed certain liabilities of Nova Financial Corporation. The transaction was accounted for as a purchase. InterCept paid approximately $1.1 million. The consideration exchanged exceeded the net tangible asset value of Nova by approximately $1.2 million. This amount was allocated to goodwill and is being amortized over a period of 40 years. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition. In conjunction with the acquisition, InterCept established a reserve of approximately $160,000 for estimated costs to close the existing Nova facility. However, InterCept's costs have been higher than anticipated. During the third quarter of 1999, InterCept adjusted goodwill and accrued an additional $100,000 to cover these costs. The costs mainly consist of the remaining noncancelable obligation under the lease on the facility. During 1998 and 1999, approximately $51,000 and $159,000, respectively, of lease costs were charged against the reserve.

          On September 30, 1998, InterCept acquired certain assets and assumed certain liabilities of Advance Data Partnership. The transaction was accounted for as a purchase. InterCept paid approximately $1.1 million and exceeded the net tangible asset value of Advance Data Partnership by approximately $556,000. Of this excess, $38,000 was allocated to contracts based on a discounted cash flow analysis and is being amortized over a period of 24 months, and the remaining $518,000 has been allocated to goodwill and is being amortized over a period of 40 years. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition.

          On October 21, 1998, InterCept acquired certain assets and assumed certain liabilities of Item Processing of America. The transaction was accounted for as a purchase. The consideration exchanged was approximately $1.3 million and exceeded the net tangible asset value of Item Processing of America by approximately $1.1 million. Of this excess, $195,000 was allocated to contracts based on a discounted cash flow analysis and is being amortized over a period of 24 months, and the remaining $940,000 has been allocated to goodwill and is being amortized over a period of 40 years. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition.

          InterCept acquired an additional 33% of ProImage in August 1998 and acquired certain assets and assumed certain liabilities of Premier Imaging in September 1998. Total purchase price was approximately $290,000. The purchase price exceeded net tangible assets by approximately $83,000, which has been allocated to contracts based on a discounted cash flow analysis and is being amortized over a period of 36 months. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition.

          On January 11, 1999, InterCept acquired certain assets and assumed certain liabilities of Eastern Software, Inc., a provider of loan portfolio management software. InterCept paid approximately $450,000 which exceeded the net tangible asset value of Eastern Software by approximately $507,000. This excess has been allocated to goodwill and is being amortized over a period of 5 years. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition.

          On March 9, 1999, InterCept acquired Direct Access Interactive, Inc., a provider of telephone banking and Internet banking services to financial institutions. InterCept issued approximately 150,000 shares of its common stock with a fair market value of approximately $1.4 million and assumed of long-term debt of approximately $300,000. The consideration exceeded the net tangible asset value of Direct Access by approximately $1.8 million, which was allocated to goodwill and was being amortized over a period of 5 years. This acquisition has been accounted for as a purchase. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition until the date of deconsolidation discussed below.

          On May 28, 1999, InterCept acquired L.E. Vickers & Associates, Inc. and Data Equipment Services, Inc. L.E. Vickers & Associates is a provider of core data processing and Data Equipment Services is an equipment and maintenance provider. InterCept issued approximately 500,000 shares of its common stock with a fair market value of approximately $6.5 million. The consideration exceeded the net tangible asset value of Vickers and Data Equipment Services by approximately $5.4 million, which was allocated to goodwill and is being amortized over a period of 20 years. This acquisition has been accounted for as a purchase. The results of operations of the acquired business have been included in InterCept's consolidated financial statements from the date of acquisition.

          On August 6, 1999, InterCept acquired SBS Data Services, Inc., an Alabama corporation that provides core data processing services for community financial institutions in exchange for approximately 192,000 shares of InterCept's common stock with a fair market value of approximately $4.1 million. The consideration exceeded the net tangible asset value of SBS Data Services by approximately $3.8 million. This excess was allocated to the following intangible assets with the following amortization lives:

                    Contracts        $    400,000        5 years
                    Workforce             100,000        3 years
                    Goodwill            3,300,000       20 years

          At the same time, Direct Access merged with SBS Corporation, an Alabama corporation which provided Internet and telephone banking, check imaging and optical storage products and services to community financial institutions. Total consideration paid by Direct Access was approximately $16.6 million in cash, 2.6 million shares of Direct Access common stock valued at $11.50 per share and repayment of approximately $4.9 million in debt owed by SBS Corp. The former shareholders of SBS Corp. had the right to put the shares back to Direct Access at $11.50 per share if Direct Access did not complete an initial public offering by August 6, 2001. The put option expired in November 1999 upon completion of Netzee's (formerly Direct Access) initial public offering. To enable Direct Access to complete this transaction, InterCept borrowed $21.6 million under its line of credit and loaned these funds to Direct Access (Note 14). After the merger, Direct Access sold all of the assets of SBS Corp, other than its Internet and telephone banking assets, to InterCept in exchange for 450,000 shares of Direct Access common stock owned by InterCept. InterCept's consideration exceeded the net tangible asset value of SBS Corp. by approximately $5.3 million. This excess was allocated to the following intangible assets with the following amortization lives:

                    Contracts        $   400,000          5 years
                    Workforce            100,000          3 years
                    Goodwill           4,800,000         10 years

          In August 1999, InterCept formed Netzee, Inc., a wholly-owned subsidiary, for the purpose of combining Direct Access and several other businesses, as discussed below:

          1. Pursuant to an Agreement and Plan of Merger between Netzee and Direct Access, Direct Access merged with and into Netzee. The shareholders of Direct Access received one share of Netzee common stock for each share of Direct Access common stock they owned.

          2. Pursuant to an Asset Contribution Agreement between InterCept, Netzee and The Bankers Bank, a Georgia banking corporation, Netzee acquired various assets and assumed certain liabilities related to the Internet banking division of The Bankers Bank. As consideration, Netzee issued 1,361,000 shares of its common stock to The Bankers Bank valued at $11.50 per share. Pursuant to an Asset Contribution Agreement between InterCept, Netzee and TIB The Independent Banker's Bank, a Texas banking association, Netzee acquired various assets and assumed certain liabilities related to the Internet banking division of TIB. As consideration, Netzee issued 1,361,000 shares of its common stock to TIB valued at $11.50 per share. Additional consideration of 76,000 shares of common stock was issued to a third party for $100,000 in connection with these acquisitions.

          3. Pursuant to an Agreement and Plan of Merger by and among Netzee, Dyad Corporation, a Georgia corporation, and certain shareholders of Dyad, Dyad merged with and into Netzee. As consideration, Netzee paid to Dyad's shareholders approximately $900,000 in cash and approximately 618,000 shares of Netzee common stock valued at $11.50 per share. Netzee also repaid approximately $3.5 million in debt of Dyad at the closing. Based in Norcross, Georgia, Dyad develops proprietary loan application and approval and fulfillment software.

          4. Netzee also acquired Call Me Bill, LLC, a provider of 24-hour electronic bill payment services to financial institutions' customers, for $3.3 million in cash. To enable Netzee to complete this transactions, InterCept loaned to Netzee approximately $7.3 million. This loan was in addition to the $21.6 million loaned to Netzee, as the successor to Direct Access, in connection with the merger of Direct Access and SBS Corp. in August 1999.

          As a result of the issuance of shares of Netzee in connection with these transactions, InterCept's ownership in Netzee decreased to approximately 49% on September 3, 1999. Because Netzee issued stock at a price in excess of its book value, InterCept's net investment in Netzee increased. InterCept has recognized gains totaling approximately $59.7 million related to the increases in InterCept's investment value in accordance with Staff Accounting Bulletin No. 51. Of this amount, approximately $38.9 million is included in interest and other income in the accompanying statements of operations. The remaining gain of $20.8 million, net of income tax effects of $7.9 million, has been recorded directly to equity as it was generated from the issuance of puttable stock to SBS Corp. discussed above. This put option expired in November 1999 upon completion of Netzee's initial public offering.

          The following unaudited pro-forma consolidated financial information for the years ended December 31, 1998 and 1999 assume that the following events had occurred on January 1, 1998 (in thousands, except per share amounts):

     . InterCept's acquisitions of Nova, Advance Data, Direct Access Interactive, Inc., L.E. Vickers & Associates, Data Equipment Services, and SBS Data Services;
     . InterCept's transfer of 450,000 shares of Direct Access common stock in exchange for the non-remote banking operations of SBS Corp.;
     . InterCept's recording of compensation expense related to equity securities issued by Direct Access below fair market value in August 1999;
     .    InterCept's creation of Netzee and Netzee's merger with Direct Access
     . Netzee's acquisitions of the internet banking operations of TIB The Independent BankersBank and The Bankers Bank, Call Me Bill, and Dyad; and
     . The deconsolidation of the operations of Netzee from InterCept's operations;

                                  (unaudited)

                                                     1998         1999
                                                   -------      --------

          Revenues                                 $54,876      $63,356
                                                   =======      =======

          Net income before income taxes and
          minority interest                          4,710       46,753
                                                   =======      =======

          Net loss per common share                $ (2.92)     $ (1.40)
                                                   =======      =======

          The unaudited pro forma consolidated financial information is not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of the periods presented or of future operations of the combined entities.

4.   INVESTMENT IN AFFILIATE

          Investment in affiliate represents InterCept's interest in Netzee. As of December 31, 1999, InterCept owned approximately 37% of Netzee. Based on the closing market price of Netzee's common stock on December 31, 1999, the investment had a value of approximately $125.5 million. As of December 31, 1999, Netzee had 500,000 shares of preferred stock outstanding which is convertible to 411,067 shares of common stock subject to certain events, outstanding warrants to purchase 461,876 shares of common stock, and outstanding stock options for 2,815,500 shares of common stock, all of which could dilute InterCept's ownership of Netzee. Summarized financial information of Netzee as of December 31, 1999 and for the period from March 1, 1999 to December 31, 1999 is as follows (in thousands):


          Net revenue                             $  2,260
          Operating expense                         23,979
          Net loss from continuing operations      (26,933)
          Net loss                                 (26,933)



          Current assets                          $ 14,585
          Noncurrent assets                        128,659
          Current liabilities                        9,787
          Noncurrent liabilities                    13,077
          Redeemable preferred stock                 6,500

5.        PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1998 and 1999 consisted of the following (in thousands):

                                                           1998               1999
                                                        ----------          --------
     Land and building                                  $      961          $    984
     Leasehold improvements                                    168               345
     Machinery and equipment                                 9,954            12,202
     Furniture and office equipment                            444               769
     Software                                                1,874             2,322
     Construction in progress                                  387             2,262
                                                        ----------          --------
                                                            13,788            18,884
     Less accumulated depreciation                          (5,600)           (7,222)
                                                        ----------          --------
     Property and equipment, net                        $    8,188          $ 11,662
                                                        ==========          ========

6.        INTANGIBLES

Intangibles at December 31, 1998 and 1999 are summarized as follows (in thousands):

                                                                   1998               1999
                                                                 ---------          ---------
              Goodwill                                           $   4,270          $  19,562
              Product technology                                       474              1,009
              Customer contracts                                       675              1,634
              Work force in place                                        0                200
              Organizational costs                                      23                  0
                                                                 ---------          ---------
                                                                     5,442             22,405
              Less accumulated amortization                           (781)            (1,805)
                                                                 ---------          ---------
                                                                 $   4,661          $  20,600
                                                                 =========          =========

7.        LONG-TERM DEBT

Long term debt at December 31, 1998 and 1999 consisted of the following (in thousands):

                                                                                          1998            1999
                                                                                         ------         --------
     Note payable to First Macon Bank & Trust, interest payable at prime;
     monthly principal and interest installments; payable in full on
     September 15, 2001; the note is collateralized by assets of InterCept and a corporate guarantee by ProVesa of two-thirds of the balance of
     the debt                                                                            $  242         $      158

     Note payable to First Macon Bank & Trust, interest payable at prime;
     monthly principal and interest payments; payable in full on October 25,
     2002; the note is collateralized by assets of InterCept and a corporate guarantee by ProVesa of two-thirds of the balance of
     the debt                                                                                64                 51

     $35 million line of credit with First Union National Bank, as amended;
     interest payable monthly at the option of InterCept at (i) prime rate less
     .25% or (ii) LIBOR rate plus applicable margin as defined (approximately
     7.38% as of December 31, 1999); payable in full on June 30, 2002;
     guaranteed by substantially all assets of InterCept                                      0             12,511

     Note payable to related party, due on demand, repaid in 1999                           300                  0

     Equipment under capital lease expiring July 2001                                         0                103
                                                                                         ------         ----------
                                                                                            606             12,823
     Less current maturities                                                               (395)              (154)
                                                                                         ------         ----------
                                                                                         $  211         $   12,669
                                                                                         ======         ==========

                  Future maturities of notes payable and line of credit at December 31, 1999 are as follows (in thousands):

                                2000                      $    99
                                2001                           93
                                2002                       12,528
                                                          -------
                                                          $12,720
                                                          =======

         Future minimum payments under the capital lease are as follows (in thousands) at December 31, 1999:

         2000                                                                             $  64
         2001                                                                                52
                                                                                          -----
             Total minimum lease payments                                                   116
        Executory costs & imputed interest                                                  (13)
                                                                                          -----
             Present value of net minimum lease payments                                    103
        Less current portion                                                                (55)
                                                                                          -----
        Capital lease obligation                                                          $  48
                                                                                          =====

          Line of Credit

               The First Union credit facility contains provisions which require InterCept to maintain certain financial ratios and minimum net worth amounts and which restrict InterCept's ability to incur additional debt, make certain capital expenditures, enter into agreements for mergers, acquisitions or the sale of substantial assets and pay cash dividends.

  8.      INCOME TAXES

               The components of income tax (benefit) provision in the consolidated statements of operations for the years ended December 31, 1997, 1998, and 1999 are as follows (in thousands):

                                                          1997            1998             1999
                                                        -------         --------       ---------
     Current expense                                       $584           $  835         $ 5,953
     Deferred (benefit) expense                             (15)             797          14,259
     Pro forma tax expense                                  152                0               0
                                                        -------         --------       ---------
     Provision for income taxes                            $721           $1,632         $20,212
                                                        =======         ========       =========

                  The income tax provision reflects pro forma income taxes as if InterCept Communications Technologies had been a C corporation for all periods presented.

                  The income tax provision, as reported in the statements of operations, differs from the amounts computed by applying federal statutory rates due to the following for the years ended December 31, 1997, 1998, and 1999 (in thousands):

                                                                          1997                1998             1999
                                                                        --------             -------        ---------
     Federal income tax provision at statutory rate                       $  140              $1,426        $ 15,513
     Permanent tax/book basis differences, primarily goodwill                494                  41             900
     Gain related to transfer of assets from subsidiary                        0                   0           1,964
     Meals and entertainment                                                  17                  24              43
     State tax provision, net of federal effect                               80                 166           1,807
     Other                                                                   (10)                (25)            (15)
                                                                        --------             -------        --------
                                                                          $  721              $1,632        $ 21,212
                                                                        --------             -------        --------

          Deferred income tax assets and liabilities for 1998 and 1999 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows (in thousands):


                                                                  1998            1999
                                                                ---------      ---------
        Deferred tax assets:
          Deferred revenue                                      $     0       $   1,822
          Accounts receivable reserves                               64             147
          Net operating loss carryforwards                           34               0
          Other                                                      31              63
                                                                -------       ---------
                    Total gross deferred tax assets                 129           2,032
          Less valuation allowance                                  (34)              0
                                                                -------       ---------
                    Net deferred tax assets                          95           2,032
                                                                -------       ---------
        Deferred tax liabilities:
          Accelerated depreciation                                 (258)           (517)
          Investment basis difference                                 0         (22,192)
          Other                                                     (11)              0
                                                                -------       ---------
                    Total gross deferred tax liabilities           (269)        (22,709)
                                                                -------       ---------
        Net deferred tax liability                                 (174)        (20,677)

        Less current net deferred tax assets                         80           1,956
                                                                -------       ---------
       Noncurrent net deferred tax liabilities                  $  (254)      $ (22,633)
                                                                =======       =========

          In 1998, InterCept recorded a deferred tax asset of $39,000 in connection with the acquisition of Item Processing of America, related to the net operating loss carryforwards of Item Processing of America of approximately $103,000. All of the losses were used by InterCept in 1998 and 1999. Due to the deconsolidation of Netzee, InterCept will not receive a future tax benefit for any of Netzee's losses. The investment basis difference mainly relates to gains recorded related to stock issuances of Netzee as discussed in Note 3 which are not taxable until realized.

9.   SHAREHOLDERS' EQUITY

          On February 25, 1998, the board of directors declared a stock split on InterCept's common stock. The stock split was effected in the form of a stock dividend of 1.1053 shares of common stock issued for each share of common stock held by shareholders of record on February 28, 1998. The effect of the stock split has been retroactively reflected as of December 31, 1996 in the statements of changes in shareholders' (deficit) equity and for all periods presented. All references to the per share amounts and elsewhere in the financial statements and related footnotes have been restated as appropriate to reflect the effect of the stock split.

10.  STOCK OPTION PLANS

     1996 Stock Option Plan

          The Board of Directors and InterCept's shareholders approved InterCept's Amended and Restated 1996 Stock Option Plan effective as of November 12, 1996. Awards under the 1996 Stock Option Plan are currently granted by a compensation committee composed of two independent directors of the Board of Directors. Awards issued under the 1996 Stock Option Plan may include incentive stock options ("ISOs") and/or nonqualified stock options ("NQSOs") and/or grants of restricted stock. The compensation committee administers the 1996 Stock Option Plan and generally has the discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion, (i) the number of shares subject to options granted to any individual in any fiscal year may not exceed 315,795 shares (subject to certain adjustments), (ii) if an option is intended to be an ISO and is granted to a shareholder holding more than 10% of the combined voting power of all classes of InterCept's stock or the stock of its subsidiary on the date of the grant of the option, the option price per share of common stock may not be less than 110% of the fair market value of such share at the time of grant, and (iii) the term of an ISO may not exceed ten years, or five years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option.

          The 1996 Stock Option Plan provides for the granting of nonqualified stock options to the directors of InterCept. The board of directors has authorized the issuance of up to 175,000 shares of common stock under the 1996 Stock Option Plan pursuant to options having an exercise price equal to the fair market value of the common stock on the date the options are granted. The board of directors has approved Director Grants of (i) options to purchase 35,000 shares to each nonemployee director of InterCept who beneficially owns less than 4% of InterCept's outstanding common stock on the date of such directors' initial election to the board of directors and
     (ii) options to purchase 5,000 shares to each director on each anniversary date of such director's election to the board at an exercise price equal to the fair market value of the common stock on the date the options are granted. Each initial director grant option vests ratably over the director's three-year term of service, and each annual grant vests on the date of grant. Each director grant expires five years after the date of grant unless canceled sooner as a result of termination of service or death or unless such option is fully exercised prior to the end of the option period.

          The maximum number of shares of common stock that currently may be subject to outstanding options, determined immediately after the grant of any option, at December 31, 1999, is 1,521,218 shares (subject to certain adjustments). The 1996 Stock Option Plan provides that the number of shares of common stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year beginning January 1, 1999 by the lesser of (i) 3% of the number of shares outstanding on the preceding trading day or (ii) 315,795 shares (subject to certain adjustments). Shares of common stock that are attributable to awards which have expired, terminated, or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

          The 1996 Stock Option Plan will remain in effect until terminated by the Board of Directors. The 1996 Stock Option Plan may be amended by the Board of Directors without the consent of the shareholders of InterCept, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if the amendment increases the total number of shares issuable pursuant to ISOs (other than the permitted annual increase), changes the class of employees eligible to receive ISOs that may participate in the 1996 Stock Option Plan or otherwise materially increases the benefits accruing to recipients of ISOs.

          A summary status of InterCept's stock option plan as of December 31, 1997, 1998, and 1999 and changes during the year are presented below:

                                                                                                   Weighted
                                                                                 Price          Average Option
                                                                 Shares          Range              Price
                                                              ------------   ----------------   --------------
              Outstanding at December 31, 1996                   613,171     $ 2.16 - $ 2.37       $ 2.17
                  Granted                                        178,951     $ 2.16                $ 2.16
                                                              ----------
              Outstanding at December 31, 1997                   792,122     $ 2.16 - $ 2.37       $ 2.17
                  Granted                                      1,036,378     $ 6.38 - $ 7.70       $ 7.34
                  Terminated                                    (844,146)    $ 2.16 - $ 7.70       $ 4.31
                                                              ----------
              Outstanding at December 31, 1998                   984,354     $ 2.16 - $ 7.70       $ 5.78
                  Granted                                        543,500     $ 7.50 - $18.75       $14.89
                  Exercised                                      (25,416)    $ 2.16 - $ 7.00       $ 2.92
                  Terminated                                      (6,000)    $ 7.00 - $18.75       $13.91
                                                              ----------
              Outstanding at December 31, 1999                 1,496,438     $ 2.16 - $18.75       $ 9.10
                                                              ==========

          Grants and terminations listed above for 1998 include 317,689 options granted on February 1, 1998 to certain employees and directors. These options were issued at $7.70 per share but were later canceled and reissued at the initial public offering price of $7.00 per share, the fair market value of the stock at the reissue date.

     Statement of Financial Accounting Standards No. 123

          During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

          InterCept has elected to account for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized by InterCept. However, InterCept has computed, for pro forma disclosure purposes, the value of all options granted since January 1, 1995 to employees of InterCept using the Black-Scholes option pricing model prescribed by SFAS No. 123 and the following weighted average assumptions:

                                        1997              1998                1999
                                   ---------------------------------------------------------
   Risk-free interest rate         6.15% - 6.29%      5.34%-5.56%            6.76%
   Expected dividend yield         0%                 0%                     0%
   Expected lives                  Five years         Three to four years    Seven years
   Expected volatility             0%                 35%                    83.6%

          The weighted average fair value of options for the stock granted to employees of InterCept in 1997, 1998 and 1999 was $1.19, $2.35 and $11.32 per share, respectively. The total value of options for InterCept's stock granted to employees of InterCept during 1997, 1998 and 1999 was computed as approximately $101,000, $1,668,000 and $6,146,000, respectively, which would be amortized on a pro forma basis over the vesting period of the options. If InterCept had accounted for these plans in accordance with SFAS No. 123, InterCept's net (loss) income and net (loss) income per common share for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                                                Year Ended December 31,
                                                                -----------------------
                                                           1997           1998         1999
                                                        ----------      ---------     -------
                                                         (in thousands, except per share data)
           Net (loss) income                              $(338)         $1,991         $8,472
           Net (loss) income per common
             share - diluted                              $(0.05)        $ 0.23         $ 0.80

          The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                                                          Weighted
                   Exercise                               Weighted         Average
                    Price                  Number         Average         Contractual
                    Range                of Shares         Price         Life (in years)
                 -------------           ---------       ----------      ---------------
                $ 1.88 -$ 3.75             256,749        $ 2.19                6.6
                  5.63 -  7.50             598,689          7.08                8.2
                  7.50 -  9.38             220,000          7.78                8.5
                 11.25 - 13.13              15,000         13.00                9.4
                 13.13 - 15.00              10,000         14.94                9.4
                 15.00 - 16.88             158,000         15.88                9.5
                 16.88 - 18.75             238,000         17.83                9.6

          At December 31, 1997, 1998 and 1999, 77,896, 447,043, and 665,254
     options for InterCept's common stock with a weighted average exercise price of $2.27, $5.79, and $5.95 per share, respectively, were exercisable by employees of InterCept.

11.  NET (LOSS) INCOME PER COMMON SHARE

          Net (Loss) Income per share at December 31, 1997, 1998, and 1999 were as follows (in thousands except share amounts):

                                                              1997            1998            1999
                                                            -------         --------        -------
    Basic:
       Net (loss) income                                    $ (260)         $2,579          $9,941
          Less preferred stock dividends                       (32)            (16)              0
                                                            ------          ------          ------
       Net (loss attributable) income available to
          common shareholders                               $ (292)         $2,563          $9,941
                                                            ======          ======          ======

     Weighted average common shares outstanding                 7,082,614       8,464,740        10,094,696
                                                              ===========      ==========       ===========
     Per share amount                                         $     (0.04)     $     0.30       $       .99
                                                              ===========      ==========       ===========

     Diluted:
         Net (loss) income                                    $      (260)     $    2,579       $     9,941
            Less preferred stock dividends                            (32)            (16)                0
                                                              -----------      ----------       -----------
         Net (loss attributable) income available to
            common shareholders                               $      (292)     $    2,563       $     9,941
                                                              ===========      ==========       ===========

     Weighted average common shares outstanding                 7,082,614       8,464,740        10,094,696
     Shares assumed issued upon exercise of dilutive
         stock options using the treasury stock method                  0         114,274           451,350
     Contingently issuable shares                                       0          17,500            17,500
                                                              -----------      ----------       -----------
                   Total                                        7,082,614       8,596,514        10,563,546
                                                              ===========      ==========       ===========
     Per share amount                                         $     (0.04)     $     0.30       $      0.94
                                                              ===========      ==========       ===========


          Basic and diluted earnings per common share were computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the year. Outstanding stock options, with exercise prices above the average stock prices for each quarter, were antidilutive and were therefore excluded from the computation of diluted shares above. Contingently issuable shares represents 5% of the shares issued in conjunction with the Advanced Computer Enterprises, Inc. acquisition in August 2000 which are in escrow to satisfy unknown obligations (See Note
     16).

12.  EMPLOYEE BENEFITS

          InterCept maintains a separate defined contribution 401(k) savings plan, which covers substantially all employees, subject to certain minimum age and service requirements. Contributions to this plan by employees are voluntary; however, InterCept matches a percentage of the employees' contributions. This percentage is determined annually by InterCept. InterCept's contributions approximated $88,000, $130,000, and $148,000 in 1997, 1998, and 1999, respectively.

13.  COMMITMENTS AND CONTINGENCIES

          InterCept leases various equipment and facilities under operating lease agreements. Future minimum annual obligations under these leases as of December 31, 1999 are as follows (in thousands):



                    2000                    $1,360
                    2001                     1,168
                    2002                     1,096
                    2003                       573
                    2004                        41
                    Thereafter                  16
                                            ------
                               Total        $4,254
                                            ======

          Net rental expense was approximately $1,070,000, $902,000, and $1,308,000 during 1997, 1998, and 1999, respectively.

          In connection with an acquisition that we completed in 1999, a licensor of a core processing product to the company we acquired has claimed that its license agreement was breached by the acquisition. The company that we acquired uses the disputed software to service approximately 50 customers under written agreements we now have with those customers. The owner of the software demanded arbitration and is claiming that it should be entitled to unspecified damages in excess of $50,000, termination of the license agreement, interest on its damages and reimbursement of its fees and costs. The arbitration is currently proceeding before the American Arbitration Association. We intend to vigorously defend these claims. However, if we do not prevail we could be required to pay a material amount in damages. If we lose all or a significant number of the customers that currently use the software or are required to pay large amounts of damages, it could have a material adverse effect on our revenues and profits.

14.  RELATED PARTY TRANSACTIONS

     As discussed in Note 4, InterCept owned approximately 37% of Netzee as of December 31, 1999. Four of InterCept's directors also serve as directors of Netzee, and one of those directors is the Chief Executive Officer of Netzee. In order to enable Netzee to complete its acquisitions in August and September of 1999, InterCept borrowed funds under its line of credit and loaned these funds to Netzee. InterCept also made advances to Netzee to fund operations. These amounts were repaid to InterCept upon completion of Netzee's initial public offering in November 1999. On December 15, 1999, InterCept agreed to provide Netzee with a $15 million revolving line of credit. Borrowings on this line will bear interest at a rate of prime plus 2%. As of December 31, 1999, Netzee owed approximately $11.0 million to InterCept. Total interest on all borrowings for 1999 was approximately $677,000 and is included in interest and other income in the accompanying statement of operations.

          InterCept and Netzee maintain a relationship to cross-market each other's products and services. During 1999, InterCept received $188,000 in commissions related to Netzee sales. InterCept also shared certain facilities with Netzee and provided certain administrative services to Netzee for a portion of 1999. InterCept charged Netzee approximately $124,000 for these shared costs.

          During the years ended December 31, 1997, 1998, and 1999, InterCept incurred fees of approximately $31,000, $814,000, and $612,000, respectively for legal services to the law firm in which one of its partners is also a director of InterCept and Netzee.

          InterCept provides telecommunications connectivity to Towne Services, Inc. ("Towne"). InterCept recorded revenue from Towne of approximately $128,000 during 1998 and $215,000 during 1999, which is classified in data communications management income. At December 31, 1998 and 1999, receivables from Towne were approximately $28,000 and $27,000, respectively. During 1999, InterCept purchased software from Towne Services for $825,000. The amount is included in accounts payable as of December 31, 1999. Additionally, InterCept owns 50,000 shares of Towne common stock, which was purchased in 1997. Two directors of InterCept serve as directors of Towne.

15.  SUBSEQUENT TRANSACTIONS

          In February 2000, InterCept completed the acquisition of the assets of the Dallas, Texas item processing center of TIB-The Independent BankersBank. The consideration exchanged was approximately $750,000 in cash. This acquisition was accounted for as a purchase.

          In February 2000, InterCept completed a public offering of its common stock. Proceeds to InterCept from this offering (after deducting expenses related to the offering) were approximately $66.0 million. Proceeds of this offering will be used to pay certain debt, to fund future acquisitions and investments, and for working capital and other general corporate purposes.

          In March 2000, InterCept acquired the assets of the Tampa, Florida item processing operations of M&I Data Services. The consideration exchanged was approximately $500,000 in cash. This acquisition was accounted for as a purchase.

          On March 24, 2000, pending the finalization of the line of credit, InterCept entered into a promissory note with Netzee, Inc. in the principal amount of approximately $7.8 million, which reflects the amount borrowed under terms consistent with the commitments as of that date. As of May 31, 2000, we have committed, subject to some conditions, to provide to Netzee a $15.0 million line of credit for its working capital needs. As of September 30, 2000, a total of $15.0 million was due from Netzee under this promissory note. Netzee may require additional funds to support its operations. Netzee may seek to raise such funds through public or private offering of debt or equity, the sale of assets, or from other sources. No assurance can be given that additional funds will be available, such funds will be available on terms favorable to Netzee or their shareholders. Their ability to continue as a going concern and to meet their obligations as they come due may be dependent upon their ability to raise additional capital funds.

16.  SUBSEQUENT EVENTS

          On August 29, 2000, the Company acquired Advanced Computer Enterprises, Inc., a provider of core data processing, item capture, and check imaging services to community banks, in a transaction accounted for as a pooling of interest. In connection with the acquisition, the Company issued approximately 350,000 shares of common stock in exchange for all of the issued and outstanding shares of common stock of Advanced Computer Enterprises. An escrow of 5% of the shares issued, or 17,500 shares, was established to satisfy obligations unknown at the time of closing. Accordingly, the financial statements have been restated for all periods presented to include the results of operations of Advanced Computer Enterprises. For the years ended December 31, 1997, 1998, and 1999, Advanced Computer Enterprises had revenue of $4.9 million, $4.4 million, and $5.1 million, respectively, and net income attributable to common shareholders of $135,000, $104,000, and $89,000, respectively.

          On November 29, 2000, the Company entered into an agreement to purchase the assets of the U.S. data center operations of SLMsoft.com, Inc for consideration of $40 million and approximately 1,254,000 shares of common stock.